Exhibit 99

Heritage Financial Group to Revise Its Accounting Treatment and Fair Value Measurements Related to the FDIC-Assisted Acquisition Completed in December 2009

Revisions Will Not Affect Reported Results of Operations or Balance Sheets as of and for the Periods Ended December 31, 2009 and March 31, 2010

ALBANY, Ga.--(BUSINESS WIRE)--August 23, 2010--Heritage Financial Group (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that it will revise its accounting treatment and fair value measurements related to the FDIC-assisted acquisition of The Tattnall Bank. This revision will affect the accounting for expenses which have been or will be incurred in connection with the work-out of loans in the acquired loan portfolio. This revision will not alter previously reported balance sheets or results of operations for the periods ended and as of December 31, 2009 and March 31, 2010.

Unlike many FDIC-assisted transactions, The Tattnall Bank acquisition did not involve a loss-share agreement, but instead provided for a purchase discount of $15.0 million paid by the FDIC. Approximately $12.2 million of that purchase discount originally was used to reduce the value of portfolio loans and other real estate owned included in the transaction to a fair value determined by the Company, and approximately $2.3 million was used to establish a contingent liability for anticipated expenses to be incurred in the future in connection with the work-out of certain loans in the portfolio. The Company now has determined that the amount allocated to the contingent liability should be reflected as a further reduction to the fair value of the acquired loan portfolio, eliminating the contingent liability. The Company has also determined that work-out expenses on loans should be recorded in operations as incurred, rather than offsetting those expenses against a contingent liability.

With the elimination of this contingent liability, actual expenses incurred will be reported as part of operations. In the second quarter of 2010, approximately $280,000 of loan work-out costs were expensed. On August 9, 2010, the Company's announced financial results for the second quarter were based on the prior treatment of charging these work-out expenses to the contingent liability. As a result, when the Company files its Form 10-Q for the second quarter of 2010 later today, these expenses will be reported as current period expenses and included in noninterest expense, and previously reported net income of $297,000 or $0.03 per diluted share will be reduced to $129,000 or $0.01 per diluted share for the second quarter of 2010. For the first six months of 2010, previously reported net income of $1.1 million or $0.11 per diluted share will be reduced to $926,000 or $0.09 per diluted share. Accordingly, the Company's previously issued results for the second quarter and first six months of 2010 on August 9, 2010, and the Form 8-K filed that day regarding results of operations for the second quarter and first six months of 2010, should no longer be relied upon.

As previously announced, Heritage Financial Group and its affiliates have adopted a plan to reorganize from a two-tier mutual holding company to a full stock holding company and will undertake a "second-step" offering of shares of the new holding company's common stock in subscription, community and syndicated offerings. Because of the Company's review of the accounting treatment and fair value measurements used to record the acquisition of The Tattnall Bank, and the ensuing revision in accounting treatment for work-out expenses related to the acquired loan portfolio, the Company now expects to complete its second-step offering later in the fourth quarter of 2010, subject to regulatory, stockholder and depositor approvals.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 16 full-service banking offices. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

A registration statement relating to the securities to be offered in the second-step offering has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and
Chief Financial Officer